Exhibit 10.1

PURCHASE AND SALE AGREEMENT

by and between

THE DALLAS MORNING NEWS, INC.,

as Seller,

and

508 YOUNG ACQUISITION LP,

as Purchaser

TABLE OF CONTENTS

1.	DESCRIPTION OF PROPERTY; AGREEMENT TO BUY AND SELL	1

2.	EARNEST MONEY AND TITLE COMPANY	1

3.	PURCHASE PRICE	2

4.	CRITICAL DATES	2

5.	TERMS AND CONDITIONS OF INSPECTION PERIOD; SELLER’S DELIVERY OF DUE DILIGENCE ITEMS	2

6.	AS IS SALE	4

7.	ASSUMPTION OF CONTRACTS	6

8.	ZONING	7

9.	CLOSING AND CLOSING DATE	7

10.	EXPENSES AND PRORATIONS AT THE CLOSING	8

11.	TITLE; SURVEY; EXISTING USE RESTRICTIONS; COVENANTS OF SELLER	8

12.	REPRESENTATIONS AND WARRANTIES OF SELLER	9

13.	WARRANTIES, REPRESENTATIONS AND COVENANTS OF PURCHASER	11

14.	DEFAULTS	11

15.	CONDEMNATION; CASUALTY	12

16.	BROKERS	12

17.	NOTICES	12

18.	GENERAL PROVISIONS	13

19.	DAY FOR PERFORMANCE	13

20.	SURVIVAL OF PROVISIONS	14

21.	SEVERABILITY	14

22.	EFFECTIVE DATE	14

23.	NO PUBLIC DISCLOSURE	14

24.	ATTORNEY’S FEES	14

25.	MERGER/PRIOR AGREEMENTS	14

26.	HEADINGS/CAPTIONS	15

27.	THIRD-PARTY BENEFICIARIES	15

28.	WAIVER OF JURY TRIAL	15

29.	ASSIGNMENT	15

30.	SUBSEQUENT PROPERTY RESALE	15

EXHIBIT A	DESCRIPTION OF LAND
EXHIBIT B	EARNEST MONEY ESCROW AGREEMENT
EXHIBIT C	SPECIAL WARRANTY DEED
EXHIBIT D	BILL OF SALE AND ASSIGNMENT AND ASSUMPTION OF CONTRACTS
EXHIBIT E	REQUEST FOR RESTRICTED ACCESS RECORD DRAWINGS

ii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 29th day of October, 2018 (the “Effective Date”) by and between THE DALLAS MORNING NEWS, INC. a Delaware corporation (“Seller”), and 508 YOUNG ACQUISITION LP, a Texas limited partnership (“Purchaser”).

A. Seller desires to sell and Purchaser desires to acquire the property described in this Agreement on the terms and conditions in this Agreement.

B. In consideration of the mutual covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are expressly acknowledged, Seller and Purchaser agree as follows:

1. Description of Property; Agreement to Buy and Sell. Subject to the terms and conditions in this Agreement, Purchaser agrees to buy and Seller agrees to sell (a) the real property containing approximately 8.033 gross acres (or approximately 7.21 net acres, net of the Ground Lease (defined herein)), located at 508 Young Street in the City of Dallas, Dallas County, Texas, as described on Exhibit A (the “Land”), together with any and all improvements, appurtenances, rights, privileges and easements benefiting, belonging or pertaining to the Land, and all right, title and interest of Seller in and to any land lying in the bed of any road in front of or adjoining the Land, together with any strips or gores relating to the Land (the “Improvements”), and all of Seller’s right title and interest in and to all furniture, personal property, machinery, apparatus, and equipment owned by Seller located on the Land and Improvements (the “Personal Property” and together with the Land and Improvements, collectively, the “Property”), (b) all of Seller’s right, title, and interest in and to that certain Ground Lease Agreement with Option to Purchase dated as of October 1, 2008 executed by Seller as lessor and Belo Corp. and Texas Cable News, Inc., collectively as lessee (the “Ground Lease”); (c) all of Seller’s right, title, and interest in at to that certain Building and Rooftop License Agreement dated February 24, 2015 executed by Seller and Dallas MTA, L.P. d/b/a Verizon Wireless (the “Cell Tower Lease”); (d) all of Seller’s right, title, and interest in and to that certain Reciprocal Easement and Operating Agreement dated as of October 1, 2008 by and between Seller, Belo Corp., Texas Cable News, Inc., and WFAA-TV, Inc. (the “Easement and Operating Agreement”) and (e) all of Seller’s right, title, and interest in and to that certain Storage Space Lease dated as of October 1, 2008 between Seller and WFAA-TV, Inc. (the “Storage Space Lease”). The Ground Lease, the Cell Tower Lease and the Storage Space Lease are collectively called the “Leases”. The Leases and the Easement and Operating Agreement are collectively called the “Existing Agreements”.

2. Earnest Money and Title Company. Within two (2) business days after the Effective Date, Purchaser will deliver to Benchmark Title, LLC, 2007 Randall Street, Dallas, Texas 75201; (214) 485-8678; Attention: Ben Gibbins (the “Title Company”) the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Initial Earnest Money”). Within two (2) business days following the expiration of the Inspection Period, if Purchaser elects to proceed with the purchase and sale described herein, or has not previously terminated (or if there was not a deemed termination of) this Agreement, Purchaser shall make an additional earnest money deposit with the Title Company of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Additional Deposit”), which, from and after the deposit thereof with the Title Company shall not be refunded to Purchaser except only as expressly set forth in this Agreement. The Initial Earnest Money and the Additional Deposit totaling Five Hundred Thousand and No/100 Dollars ($500,000.00) are together called the “Earnest Money.” Seller, Purchaser and Title Company have executed the Earnest Money Escrow Agreement attached as Exhibit B. If this Agreement refers to the Earnest Money in a particular provision, but given the relevant time periods the Additional Deposit has yet to be deposited with the Title Company, then, in such instance, reference to the Earnest Money shall mean only the Initial Earnest Money, as applicable. In the event that Benchmark Title, LLC imposes additional exceptions, or additional or separate non-customary requirements other than those provided in the title commitment prepared by Republic Title of Texas, Inc. as delivered to Purchaser in the data room, and Benchmark Title, LLC is unwilling to compromise or waive such matter or matters to Seller’s reasonable satisfaction, Benchmark Title, LLC shall be replaced as the Title Company with Republic Title of Texas, Inc.

3. Purchase Price. The “Purchase Price” of the Property is THIRTY-THREE MILLION AND NO/100 DOLLARS ($33,000,000.00) and is subject to adjustments and prorations as provided in this Agreement. At Closing, the Purchase Price will be paid to Seller by wire transfer of immediately available funds to an account designated by Seller. Purchaser expects to obtain third party financing for no more than 50% of the Purchase Price; however Purchaser expressly agrees and acknowledges that Purchaser’s obligations hereunder are not in any way conditional upon or qualified by Purchaser’s ability to obtain such financing or any other financing of any type or nature whatsoever (i.e., whether by way of debt, financing or equity investment or otherwise).

4. Critical Dates. Seller and Purchaser agree as follows:

(a) The period commencing on the Effective Date of this Agreement and expiring at 5:00 p.m., Central Time, on December 14, 2018 is the “Inspection Period”.

(b) The Closing (defined in Section 9) will be December 28, 2018.

The dates in this Section are subject to extension only as expressly set forth in this Agreement.

5. Terms and Conditions of Inspection Period; Seller’s Delivery of Due Diligence Items. Seller has delivered to Purchaser (through access to the data room for this transaction) copies of due diligence materials related to the Property (collectively, “Site Information”). During the Inspection Period during normal business hours and upon at least 2 business days’ notice to Seller, Purchaser may at all times enter the Property as needed to do what is reasonably necessary to investigate and plan for the use and development of the Property; provided Purchaser shall not conduct any invasive testing or boring or soil sampling without the prior written approval of Seller as Seller in its sole discretion shall determine. Purchaser will restore any area of the Property disturbed by Purchaser to as near its original condition as reasonably possible. Purchaser acknowledges that the Property has been vacant for a period of time and there may be numerous items of inoperable equipment and safety hazards that may be present during Purchaser’s inspection. PURCHASER SHALL INDEMNIFY, DEFEND (WITH COUNSEL ACCEPTABLE TO SELLER), AND HOLD HARMLESS SELLER FROM ANY DAMAGES, LIABILITIES, OR CLAIMS FOR PROPERTY DAMAGE OR PERSONAL INJURY, INCLUDING ATTORNEYS’ FEES AND COSTS, CAUSED BY PURCHASER, ITS EMPLOYEES, AGENTS, OR INDEPENDENT CONTRACTORS (THE “PURCHASER PARTIES”) IN CONNECTION WITH THE INSPECTION OF THE PROPERTY, OR THAT ARISE IN ANY WAY FROM PURCHASER’S OR PURCHASER PARTIES’ EXERCISE OF THE RIGHTS OF ACCESS ONTO THE PROPERTY, OR THE CONDUCT OF SUCH TESTS. Purchaser’s indemnity obligations under this Section 5 will survive Closing or the termination of this Agreement, but shall specifically exclude damages, liabilities or claims relating to the value of the Property, repairs or corrections to be made on the Property or reporting obligations of Seller arising from discovery by Purchaser of any pre-existing condition on or about the Property; provided Purchaser shall continue to indemnify Seller with respect to any personal injuries or damage that arise as a result of any pre-existing conditions that are incurred by anyone in connection with Purchaser inspecting the Property.

Purchaser has delivered a certificate of insurance to Seller evidencing that Purchaser has in place commercial general liability insurance (with policy limits of at least $2,000,000 per occurrence), which commercial general liability insurance names Seller as an additional insured thereunder. Purchaser shall also require all consultants, contractors and sub-contractors engaged by Purchaser to obtain and maintain insurance of the same type and amounts.

Purchaser acknowledges that the Property has been vacant for a period of time and there may be numerous items of inoperable equipment and safety hazards that may be present during Purchaser’s inspection. Purchaser acknowledges and agrees that any entry onto the Property by Purchaser, any other Purchaser Parties or their respective employees, agents, consultants or contractors shall be at such parties’ sole risk, and that Seller makes (and has heretofore made) no representations or warranties of any kind whatsoever regarding the Property or the condition of the Property (including, without limitation, the environmental condition thereof). Purchaser, any other Purchaser Parties and their respective employees, agents, consultants and contractors, to the fullest extent permitted under applicable law, hereby waive any and all claims and causes of action against the Seller, and fully and forever release the Seller for any loss, cost, damage, liability or expense (including, without limitation, attorneys’ and paralegals’ fees and expenses) suffered or incurred by Purchaser, any other Purchaser Parties and their respective employees, agents, consultants or contractors in connection with any entry onto the Property pursuant to this Agreement and the inspection. Purchaser, the other Purchaser Parties and their respective contractors, agents, consultants and employees shall fully comply with all laws, rules, regulations and ordinances applicable to their entry upon the Property pursuant to this Agreement. In the event that Purchaser, any other Purchaser Parties or their respective agents, employees, consultants or contractors shall fail to strictly comply with any of its duties or obligations under this Section, Seller shall be entitled to immediately revoke all rights, benefits and privileges conferred upon Purchaser under this Section and shall be in breach of this Agreement. The waiver, release and indemnification provisions of this Section 5 shall survive the termination of this Agreement.

Unless Seller specifically and expressly agrees otherwise in writing, or except as otherwise excluded under this Agreement, Purchaser agrees that (a) the results of all inspections, analyses, studies and similar reports relating to the Property prepared by or for Purchaser utilizing any information acquired in whole or in part through the exercise of Purchaser’s inspection rights; and (b) all information (collectively, the “Proprietary Information”) regarding the Property of whatsoever nature made available to Purchaser by Seller or Seller’s agents or representatives is confidential and shall not be disclosed to any other person except those assisting Purchaser with the transaction, and then only upon Purchaser making such persons aware of the confidentiality restriction and procuring such persons’ agreement to be bound thereby. Purchaser agrees not to use and will use commercially reasonable efforts to not allow to be used any such Proprietary Information for any purpose other than to determine whether to proceed with the contemplated purchase and to obtain financing for such purchase, or if same is consummated, in connection with the ownership, redevelopment and operation of the Property post-Closing. Further, if the purchase and sale contemplated hereby fails to close for any reason whatsoever, Purchaser agrees, that if so requested by Seller in writing, Purchaser shall return to Seller, or cause to be returned to Seller, all Proprietary Information and any Proprietary Information delivered to Purchaser by Seller via electronic transmission shall be destroyed or erased and written confirmation by Purchaser of such destruction/erasure shall be provided to Seller. Proprietary Information shall not include any information which (a) now or hereafter becomes, through no fault of Purchaser, generally known or available; (b) is known by Purchaser, its agents, employees or contractors at the time of receiving such information as substantiated by reasonable documentation; (c) is legally furnished to Purchaser by a third party, as a matter of right and without restriction on disclosure; or (d) is independently developed by Purchaser without any breach of this Agreement. In addition, Purchaser may disclose Proprietary Information as required by law or legal process or in connection with any legal proceeding; provided, to the extent permitted by applicable law, Purchaser shall give Seller prior written notice of any such disclosure.

Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports or any other materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property, including, without limitation, the Site Information (e.g., that such materials are complete, accurate or the final version thereof, or that such materials are all of such materials as are in Seller’s possession). It is the parties’ express understanding and agreement that any materials that Purchaser is allowed to review are provided only for Purchaser’s convenience in making its own examination and determination prior to the expiration of the Inspection Period as to whether it wishes to purchase the Property, and, in doing so, Purchaser shall rely on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.

Purchaser’s obligations under this Agreement are conditioned on Purchaser’s determination that the Property is satisfactory for the use and development intended by Purchaser and that the development is economically feasible. Purchaser has the right to terminate this Agreement on written notice to Seller given at any time and for any reason within the Inspection Period. On termination, the Title Company will pay the sum of $100.00 to Seller, the balance of the Earnest Money will be paid to Purchaser, and all rights and obligations of the parties under this Agreement will be of no further force or effect, except for obligations that are expressly stated to survive the termination of this Agreement. Seller acknowledges and agrees that the sum of $100.00 is good, adequate and sufficient consideration for the rights granted to Purchaser under this Section 5.

Seller shall execute and deliver to Purchaser the letter which is attached hereto as Exhibit E on or before November 1, 2018.

6. AS IS Sale. THE PROPERTY IS BEING SOLD IN AN “AS IS, WHERE IS” CONDITION AND “WITH ALL FAULTS” AS OF THE DATE OF THIS AGREEMENT AND AS OF CLOSING. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND IN ANY DOCUMENTS OR INSTRUMENTS TO BE DELIVERED BY SELLER AT CLOSING, NO REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE OR ARE MADE AND NO RESPONSIBILITY HAS BEEN OR IS ASSUMED BY SELLER OR BY ANY PARTNER, MEMBER, OFFICER, DIRECTOR, SHAREHOLDER, PERSON, FIRM, AGENT, ATTORNEY OR REPRESENTATIVE ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER AS TO (I) THE CONDITION OR STATE OF REPAIR OF THE PROPERTY; (II) THE COMPLIANCE OR NON-COMPLIANCE OF THE PROPERTY WITH ANY APPLICABLE LAWS, REGULATIONS OR ORDINANCES (INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT OF 1990, AS AMENDED AND THE REGULATIONS PROMULGATED THEREUNDER, ANY APPLICABLE ZONING, BUILDING OR DEVELOPMENT CODES); (III) THE VALUE, EXPENSE OF OPERATION, OR INCOME POTENTIAL OF THE PROPERTY; (IV) ANY OTHER FACT OR CONDITION WHICH HAS OR MIGHT AFFECT THE PROPERTY OR THE CONDITION, STATE OF REPAIR, COMPLIANCE, VALUE, EXPENSE OF OPERATION OR INCOME POTENTIAL OF THE PROPERTY OR ANY PORTION THEREOF, INCLUDING WITHOUT LIMITATION ITS MERCHANTABILITY OR ITS FITNESS FOR ANY PARTICULAR PURPOSE; OR (V) WHETHER THE PROPERTY CONTAINS ASBESTOS, RADON, LEAD BASED PAINT, MOLD, OR HARMFUL OR TOXIC SUBSTANCES OR PERTAINING TO THE EXTENT, LOCATION OR NATURE OF SAME. THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY, INCLUDING ANY INFORMATION PROVIDED WITH RESPECT TO THE OPERATION THEREOF OR ANY OTHER ASPECT RELATED TO THE TRANSACTION CONTEMPLATED HEREBY, WAS OBTAINED FROM A VARIETY OF SOURCES AND SELLER HAS MADE NO INDEPENDENT

INVESTIGATION OR VERIFICATION OF SUCH INFORMATION; THEREFORE, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND IN ANY DOCUMENTS OR INSTRUMENTS TO BE DELIVERED BY SELLER AT CLOSING, SELLER MAKES NO REPRESENTATION AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE FOR OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENT, REPRESENTATION, OR INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF FURNISHED BY ANY REAL ESTATE BROKER, CONTRACTOR, AGENT, EMPLOYEE, OR OTHER PERSON. THE PARTIES AGREE THAT ALL UNDERSTANDINGS AND AGREEMENTS HERETOFORE MADE BETWEEN THEM OR THEIR RESPECTIVE AGENTS OR REPRESENTATIVES ARE MERGED INTO THIS AGREEMENT AND THE EXHIBITS HERETO ANNEXED, WHICH ALONE FULLY AND COMPLETELY EXPRESS THEIR AGREEMENT. THE PARTIES FURTHER AGREE THAT THIS AGREEMENT HAS BEEN ENTERED INTO WITH THE PARTIES SATISFIED WITH THE OPPORTUNITY AFFORDED FOR FULL INVESTIGATION AND NEITHER PARTY IS RELYING UPON ANY STATEMENT OR REPRESENTATION BY THE OTHER UNLESS SUCH STATEMENT OR REPRESENTATION IS SPECIFICALLY EMBODIED IN THIS AGREEMENT, THE EXHIBITS ANNEXED HERETO, OR THE CONVEYANCE INSTRUMENTS DELIVERED AT CLOSING.

PURCHASER, UPON CLOSING, WAIVES ITS RIGHT TO RECOVER FROM, AND FOREVER RELEASES AND DISCHARGES SELLER, SELLER’S AFFILIATES, THE PARTNERS, TRUSTEES, SHAREHOLDERS, MEMBERS, DIRECTORS, OFFICERS, ATTORNEYS, EMPLOYEES AND AGENTS OF EACH OF THEM, AND THEIR RESPECTIVE HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS (COLLECTIVELY, THE “RELEASEES”) FROM ANY AND ALL DEMANDS, CLAIMS (INCLUDING, WITHOUT LIMITATION, CAUSES OF ACTION IN TORT), LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN (COLLECTIVELY, “CLAIMS”), THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PROPERTY, THE PHYSICAL CONDITION THEREOF, OR ANY LAW OR REGULATION APPLICABLE THERETO (INCLUDING, WITHOUT LIMITATION, CLAIMS UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTION 6901, ET SEQ.), THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. SECTION 6901, ET SEQ.), THE CLEAN WATER ACT (33 U.S.C. SECTION 1251, ET SEQ.), THE SAFE DRINKING WATER ACT (49 U.S.C. SECTION 1801, ET SEQ.), THE HAZARDOUS TRANSPORTATION ACT (42 U.S.C. SECTION 6901, ET SEQ.), AND THE TOXIC SUBSTANCE CONTROL ACT (15 U.S.C. SECTION 2601, ET SEQ.). WITHOUT LIMITING THE FOREGOING, PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND ALL OTHER RELEASEES FROM ANY AND ALL CLAIMS, MATTERS ARISING OUT OF LATENT OR PATENT DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS AFFECTING THE PROPERTY. AS PART OF THE PROVISIONS OF THIS SECTION 6, BUT NOT AS A LIMITATION THEREON, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT THE MATTERS RELEASED HEREIN ARE NOT LIMITED TO MATTERS WHICH ARE KNOWN OR DISCLOSED, AND PURCHASER HEREBY WAIVES ANY AND ALL RIGHTS AND BENEFITS WHICH IT NOW HAS, OR IN THE FUTURE MAY HAVE CONFERRED UPON IT, BY VIRTUE OF THE PROVISIONS OF FEDERAL, STATE OR LOCAL LAW, RULES AND REGULATIONS. PURCHASER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON OR ABOUT THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, PURCHASER SHALL NOT ASSERT ANY CLAIM AGAINST OR SEEK ANY CONTRIBUTION OR COST RECOVERY FROM SELLER FOR SUCH CLEAN-UP, REMOVAL OR REMEDIATION.

IN NO EVENT DOES SELLER AGREE TO ASSUME ANY POST-CLOSING OBLIGATIONS WITH RESPECT TO THE PROPERTY EXCEPT ONLY FOR POST CLOSING OBLIGATIONS OF SELLER SET FORTH HEREIN THAT EXPRESSLY SURVIVE CLOSING OR SET FORTH IN ANY CONVEYANCE INSTRUMENT DELIVERED BY SELLER AT CLOSING. PURCHASER HEREBY ACKNOWLEDGES THAT SELLER WOULD NOT AGREE TO SELL THE PROPERTY ON THE TERMS AND CONDITIONS THAT ARE SET FORTH IN THIS AGREEMENT IF PURCHASER DID NOT AGREE TO EACH AND EVERY PROVISION IN THIS SECTION 6. PURCHASER ACKNOWLEDGES THAT, BY THE CLOSING DATE, PURCHASER WILL HAVE HAD SUFFICIENT OPPORTUNITY TO INSPECT THE PROPERTY FULLY AND COMPLETELY AT ITS EXPENSE IN ORDER TO ASCERTAIN TO ITS SATISFACTION THE EXTENT TO WHICH THE PROPERTY COMPLIES WITH APPLICABLE ZONING, BUILDING, ENVIRONMENTAL, HEALTH AND SAFETY AND ALL OTHER LAWS, CODES AND REGULATIONS. PURCHASER ACKNOWLEDGES THAT, BY THE CLOSING DATE, PURCHASER WILL HAVE HAD SUFFICIENT OPPORTUNITY TO REVIEW THE GROUND LEASE, CELL TOWER LEASE, EASEMENT AND OPERATING AGREEMENT, STORAGE SPACE LEASE, THE SERVICE CONTRACTS (AS DEFINED IN SECTION 7) AND OTHER MATTERS RELATING TO THE PROPERTY IN ORDER TO DETERMINE, BASED UPON ITS OWN INVESTIGATIONS, INSPECTIONS, TESTS AND STUDIES, WHETHER TO PURCHASE THE PROPERTY AND TO ASSUME SELLER’S OBLIGATIONS UNDER THE GROUND LEASE, CELL TOWER LEASE, EASEMENT AND OPERATING AGREEMENT, STORAGE SPACE LEASE, SERVICE CONTRACTS AND OTHERWISE WITH RESPECT TO THE PROPERTY.

Seller hereby advises the Purchaser that the Phase I Environmental Site Assessment for the Dallas Morning News, 508 Young Street, Dallas, Texas, prepared for A.H. Belo Corporation, by Terracon, dated December 22, 2016 and the Limited Site Investigation for the Dallas Morning News, 508 Young Street, Dallas, Texas, prepared for A.H. Belo Corporation, by Terracon, dated February 10, 2017 delivered to Purchaser indicate that there is likely asbestos and lead based paint on building materials and other hazardous materials within the improvements on the Property and that the Property formerly housed an on-site service station, has fill material from a historic Dallas fire and former on-site quarry, had a 12,000 gallon diesel underground storage tank, three former on-site Stoddard solvent USTs, a decommissioned on-site settling chamber, the potential for at least one other fuel storage tank, and that metals, PAHs, Volatile Organic Compounds, and petroleum have been identified in soil and/or groundwater at the Property and that undocumented fill may contain other contaminants. Seller discloses all such items (including, but not limited to all matters reflected in Site Information) to Purchaser based on information provided to it by third parties and therefore makes no representation or warranty as to such matters or the completeness of such matters, and advises Purchaser to conduct its independent investigation as to such matters.

7. Assumption of Contracts. Purchaser shall be required at Closing to assume all obligations of Seller under the Existing Agreements which first arise or accrue following the Closing. Seller shall remain obligated following the Closing for the payment and performance of all obligations of Seller under the Existing Agreements that are required to be paid or performed on or before the date of the Closing but have not been fully paid or performed by such date. With respect to contracts and agreements, other than the Existing Agreements that relate exclusively to the operation and maintenance of the Property, the terms of which extend beyond midnight of the day preceding the Closing Date (the “Service Contracts”), Purchaser shall, on or prior to the expiration of the Inspection Period, notify Seller in writing if Purchaser elects not to assume at Closing any specified Service Contracts. If this Agreement is not terminated, then, upon Closing, Seller shall give notice of termination, to the extent permitted under the applicable contract, of such disapproved contract(s); provided, if by the terms of the disapproved contract Seller has no right to terminate same on or prior to Closing, or if the actual date of termination is after the Closing Date, or if any fee or other compensation is due thereunder as a result of such termination, Purchaser shall be required at Closing to assume the obligation to pay or reimburse Seller for the payment of the termination charge if the charge is ascertainable by such date or as part of post-Closing reconciliations if the charge is not ascertainable as of the Closing Date and such reimbursement obligation shall survive the Closing.

8. Zoning. It shall not be a condition to Closing that any zoning change or development approvals be made with respect to the Property. Seller shall, upon Purchaser’s request, and provided (a) Seller thereby assumes no liability or obligation, (b) the requested action does not violate or require consents under the Existing Agreements, and (c) there is no cost to Seller, join in or otherwise consent to any and all applications to the City of Dallas or other governmental or quasi-governmental agencies or entities with jurisdiction over the Property (excluding the City of Dallas Landmark Commission) for zoning, platting, site plan approval, vacations, dedications, surface water management permits, drainage permits, building permits, and any and all other permits, consents, approvals, and/or authorizations which, in Purchaser’s reasonable opinion, are necessary or desirable from such agencies or entities (excluding the City of Dallas Landmark Commission) for the development of the Property; provided, no such discussions with any such parties shall begin until October 31, 2018. No zoning or other changes will become effective prior to Closing. Except as specifically provided in the prior sentences of this Section 8, without Seller’s prior written consent, until the Closing, Purchaser and its representatives shall not make any other application to any governmental or quasi-governmental agency or other entity having jurisdiction over the Property, including, without limitation, the City of Dallas Landmark Commission (collectively, “Agencies”) for any permit, approval, license or other entitlement for the Property or the use or development thereof. If Purchaser desires to discuss its proposed redevelopment of the Property with the City of Dallas Landmark Commission after October 31, 2018, Seller shall have the right to have its representatives participate in such discussions. Purchaser and its representatives shall not request nor do anything to trigger an inspection of the Property by any person or entity having jurisdiction over the same.

9. Closing and Closing Date. Subject to the conditions in this Agreement, the sale of the Property (the “Closing”) will be held at the office of the Title Company on December 28, 2018 (the “Closing Date”). Seller and Purchaser agree to cooperate with one another to deliver documents in escrow to the Title Company in order to eliminate the need for representatives of Seller and Purchaser to attend the Closing. Seller will deliver to Purchaser full and exclusive possession of the Property on the Closing Date, subject only to the Permitted Exceptions (as defined in Section 11).

Seller will execute and deliver to the Title Company (a) a special warranty deed (the “Deed”) conveying fee simple title to the Property subject only to the Permitted Exceptions in the form attached hereto as Exhibit C hereto, (b) a bill of sale and assignment and assumption of contracts (the “Assignment of Contracts”) in the form of Exhibit D hereto, assigning the Existing Agreements, and any Service Contracts which Purchaser has elected to assume (or is required to assume), (c) an owner’s affidavit mutually acceptable to the Title Company and Seller, (d) an affidavit of Seller as required by Section 1445 of the Internal Revenue Code of 1986, as amended, (e) evidence of Seller’s authority as reasonably required by the Title Company, (f) the information required for Purchaser to file IRS Form 1099-S, (f) a notice letter addressed to the parties under the Existing Agreements, advising such parties of the transfer of the Property to Purchaser, in form and content mutually acceptable to Seller and Purchaser, and (g) any other documents required under this Agreement or deemed reasonably necessary by Purchaser, Seller, or the Title Company.

Purchaser will execute and deliver to the Title Company (a) the Assignment of Contracts, (b) evidence of Purchaser’s authority as reasonably required by the Seller or the Title Company, and (c) any other documents required under this Agreement or deemed reasonably necessary by Purchaser, Seller, or the Title Company. Prior to Closing, Purchaser shall deposit the Purchase Price with the Title Company. To the extent the Seller and Purchaser do not agree on the form of Deed or other conveyance and closing documents, the form shall be the forms from the Texas Real Estate Forms Manual published by the State Bar of Texas Real Property, Probate and Trust Section.

It shall be a condition precedent to Purchaser’s obligations under this Agreement that not less than five (5) business days prior to the Closing, Purchaser receive from each of the parties (other than Seller) under the Existing Agreements (other than the Cell Tower Lease) estoppel certificates in form and content acceptable to Purchaser in its sole discretion (collectively, the “Estoppel Certificates”). If Purchaser does not receive one (1) or more of the Estoppel Certificates, Purchaser shall have the right to terminate this Agreement by written notice delivered to Seller at any time prior to the Closing and upon any such termination, the Earnest Money shall be refunded to Purchaser, and all rights and obligations of the parties under this Agreement shall be of no further force or effect, except for obligations that are expressly stated to survive the termination of this Agreement. For the avoidance of doubt, the delivery of an estoppel certificate with respect to the Cell Tower Lease shall not be condition precedent to Purchaser’s obligations under this Agreement.

10. Expenses and Prorations at the Closing. Utility charges and any other amounts owed by Seller or paid under the Service Contracts and the Existing Agreements, and normally and customarily prorated operating expenses as of the Closing Date shall be prorated as of the Closing Date. Taxes for the Property will be prorated as of the date of the Closing based upon the most recently available information for the Property. On receipt of the actual tax bills, Purchaser and Seller will promptly make adjustments as appropriate. The portion of the taxes that are to be reimbursed by the tenant under the Ground Lease or the Belo Parcel Owner under the Easement and Operating Agreement will be separately prorated and if the taxes have been paid by Seller but not yet reimbursed by the appropriate party under the Ground Lease or Easement and Operating Agreement, Seller or Purchaser shall pay the prorated amount of any such reimbursement received under the Ground Lease or the Easement and Operating Agreement to the other party if and when Seller or Purchaser, as applicable, receives such reimbursement. On the Closing Date, if any special assessment affects the Property, all unpaid installments of the assessment (other than those which will become due and payable after the Closing) will be paid by Seller.

In addition, if after the Closing there is an adjustment or reassessment by any governmental authority for the year of the Closing or any prior year (whether in the nature of a “roll-back” tax or otherwise), any additional tax payment assessed on the Property for year of the Closing will be prorated between Purchaser and Seller. Any additional tax payment for the Property for any year prior to the year of the Closing will be paid by Seller.

Seller will pay the recording fees with respect to the Deed and Seller’s attorney’s fees and expenses, and shall provide Purchaser a credit for the premiums for the base owner’s policy insuring Purchaser (but not any premiums or fees for endorsements or survey amendments). Purchaser will pay all title examination fees and premiums for the policy insuring Purchaser (subject to Seller’s credit in the prior sentence), and Purchaser’s attorney’s fees and expenses.

The obligations of Seller and Purchaser in this Section 10 will survive the Closing.

11. Title; Survey; Existing Use Restrictions; Covenants of Seller. Purchaser will have until the date that is 20 days prior to the expiration of the Inspection Period to examine title to the Property and obtain a survey (the “Survey”) of the Land and to advise Seller in writing of any title or survey objections. Purchaser may update the effective date of its title examination or Survey and give notice to Seller of all objections appearing subsequent to the effective date of its previous title examination or Survey, as the case may be. The encumbrances disclosed by Purchaser’s title examination or Survey and not objected to by Purchaser and the Existing Agreements, are referred to as the “Permitted Exceptions”. In addition, if Purchaser subsequently waives an objection in writing, that encumbrance will be included in the Permitted Exceptions.

The deed from Seller to Purchaser will contain the legal description prepared from Seller’s vesting deed. If the Survey has a different legal description, Seller will deliver a quitclaim deed to Purchaser attaching the legal description from Purchaser’s Survey.

Seller will have ten (10) days after receipt of Purchaser’s notice to advise Purchaser in writing of the objections Seller agrees to cure. However, Seller agrees that Seller will remove all Monetary Liens at or prior to Closing and that Purchaser is not required to object to any Monetary Liens. If Seller fails to respond within the ten (10) day period, then Seller will be deemed to have declined to cure any of the objections in Purchaser’s notice. If Seller declines to cure any specific encumbrances, then Purchaser may elect, within five (5) days after Seller’s response either (i) to terminate this Agreement by written notice to Seller, in which event the Earnest Money will be immediately refunded to Purchaser and all rights and obligations of the parties under this Agreement will be of no further force or effect, except as expressly set forth in this Agreement, or (ii) to accept title subject to the specific encumbrances. If Purchaser does not so elect, Purchaser will be deemed to have elected option (ii). “Monetary Liens” shall mean: (i) any mortgage or deed of trust liens or security interests against the Property, (ii) judgment liens, (iii) real estate tax liens, other than liens for taxes and assessments not yet delinquent, (iv) mechanics’ liens; and (v) any other monetary liens.

If Seller fails to cure a Monetary Lien (a) Purchaser may terminate this Agreement in which event the Earnest Money shall be refunded to Purchaser, or (b) such Monetary Lien shall be cured by the Title Company at Closing and the cost thereof charged to the Seller.

Until the earlier of the scheduled Closing Date or the termination of this Agreement, Seller covenants and agrees that Seller will not (i) materially change or alter the physical condition of the Property, (ii) grant, create, consent to, or modify any encumbrance benefitting or burdening the Property, (iii) unless expressly provided in this Agreement, pursue or consent to any rezoning of the Land, or (iv) enter into any new contract, lease, license or similar agreement with respect to the Property which is not terminated by Seller at or prior to the Closing.

12. Representations and Warranties of Seller. Seller warrants and represents to Purchaser as follows:

(a) Seller owns fee simple title to the Property subject to matters of record and real property ad valorem taxes not yet delinquent.

(b) There is no litigation or proceeding pending or, to Seller’s actual knowledge, threatened against Seller which could have an adverse effect on the Property or Seller’s ability to consummate the transactions contemplated hereby. There is no litigation or proceeding pending or, to Seller’s knowledge, threatened against or with respect to the Property. No condemnation or eminent domain proceedings are now pending or to Seller’s actual knowledge threatened concerning the Property, and Seller has received no written notice addressed to Seller from any governmental or quasi-governmental agency or authority or potential condemnor concerning any right-of-way, utility or other taking which may affect the Property.

(c) All actions required to authorize the execution and performance of this Agreement by Seller have been taken, and this Agreement constitutes a valid and binding agreement, enforceable against Seller. Except for the parties under the Existing Agreements, no person or entity has any right or option to lease, occupy or acquire the Property.

(d) To Seller’s knowledge the Property is not and will not be subject to any reassessment due to a change in use of the Property or subject to any special assessments, whether or not presently a lien. To Seller’s knowledge, the Property has not been classified under any designation authorized by law to obtain a special low ad valorem tax rate or to receive a reduction, abatement or deferment of ad valorem taxes which, in such case, will result in additional, catch-up or roll-back ad valorem taxes in the future in order to recover the amounts previously reduced, abated or deferred.

(e) To Seller’s knowledge there is no existing violation of any ordinance, code, law, rule, requirement or regulation applicable to the Property that has not been cured.

(f) No default by Seller exists under any of the Existing Agreements.

(g) Except for the Existing Agreements and the Service Contracts which are not terminated by Seller at or prior to the Closing, whether in accordance with this Agreement or otherwise, there are no agreements, contracts, leases, licenses or other agreements in effect with respect to the Property which will remain in effect following the Closing.

(h) Seller has not entered into an amendment that has amended or modified the Cell Tower Lease.

Purchaser’s obligations to acquire the Property are conditioned upon the representations remaining true and correct, in all material respects, as of the date of the Closing. If Seller becomes aware that any of the representations and warranties become untrue or misleading in any material respect prior to the Closing, Seller will give prompt written notice to Purchaser, in which event, Purchaser may either waive such condition, in writing, or terminate this Agreement and receive a refund of the Earnest Money, in which event neither Seller nor Purchaser will have any further obligations under this Agreement. All of the representations and warranties will be reaffirmed by Seller as true and correct in all material respects as of the date of the Closing and will survive the Closing for nine (9) months. The aggregate liability of Seller for breach of any representations and warranties shall not exceed $1,000,000 (the “Cap”); and recovery of actual damages up to that amount is Purchaser’s sole and exclusive remedy for any such breach; provided, however, Seller shall have no liability to Purchaser for matters disclosed by Seller or discovered by Purchaser prior to Closing. In addition, Seller shall have no liability related to any representation or warranty made by Seller unless and until such liability exceeds $10,000 (the “Deductible”) in the aggregate. For matters disclosed or discovered prior to Closing, Purchaser’s sole rights and remedies shall be as set forth above in this paragraph. Whenever a representation or warranty is made in this Agreement on the basis of the knowledge, best knowledge, or actual knowledge of Seller, such representation and warranty is made with the exclusion of any facts otherwise known or disclosed to Purchaser, and is made solely on the basis of the actual current knowledge without inquiry or investigation of Katy Murray; provided, however, that such individual shall have no personal liability with respect to any such representation or warranty.

Notwithstanding any of the foregoing to the contrary, with respect to the representation and warranty regarding the Cell Tower Lease set forth in subparagraph (h) above, (i) the Cap and the Deductible shall not be applicable and (ii) such representation and warranty will survive the Closing indefinitely.

13. Warranties, Representations and Covenants of Purchaser. As of the Effective Date and as of Closing, Purchaser hereby warrants and represents to Seller, and where indicated covenants, as follows:

(a) Organization; Authority. Purchaser is an entity that is validly existing and in good standing under the laws of the State of Texas. Purchaser has full right, power and authority to enter into and perform this Agreement in accordance with its terms, and the persons executing this Agreement on behalf of Purchaser have been duly authorized to do so. As of the Effective Date, Purchaser is an entity controlled by KDC Holdings, LLC and no other person or entity controls Purchaser (as defined in Section 29) as of the Effective Date. As of the Closing Date, subject to Section 29 below, Purchaser will be controlled by KDC Holdings, LLC and/or Hoque Global.

(b) No Untrue Statement. Neither this Agreement nor any exhibit nor any written statement furnished or to be furnished by Purchaser to Seller in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omits or will omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(c) OFAC. Purchaser (which, for this purposes of this Section 13 shall include its partners, members, principal stockholders and any other constituent entities) (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the Office of Foreign Asset Control of the U.S. Department of the Treasury (“OFAC”) at its official website (http;//www.treas.gov/ofac/t11sdn.pdf) or at any replacement website or other replacement official publication of such list (collectively, the “List”); (ii) is currently in compliance with and will at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of OFAC and any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto; and (iii) will not transfer or permit the transfer of any controlling interest in Purchaser to any person or entity who is, or any of whose beneficial owners are, listed on the List.

14. Defaults. If Seller fails to comply with or perform any of its covenants, agreements and obligations under this Agreement, then, at Purchaser’s option: (i) Purchaser will be entitled to terminate this Agreement and receive an immediate refund of all Earnest Money as its sole option (except as hereafter provided), or (ii) enforce Seller’s obligations to convey the Property by delivering written notice to Seller within forty-five (45) days after the scheduled Closing which describes such default and states Purchaser’s election to enforce specific performance and actually filing suit within ninety (90) days following the expiration of such forty-five (45) day period. Notwithstanding anything herein to the contrary, if Purchaser elects to terminate this Agreement as the result of a default by Seller, Seller shall reimburse Purchaser up to One Hundred Thousand and 00/100 Dollars ($100,000) for the out-of-pocket costs and expenses incurred by Purchaser in connection with this transaction including Purchaser’s due diligence investigation of the Property and the legal fees and expenses of and court and other costs and expenses of preparing, negotiating and enforcing this Agreement.

If Purchaser fails to purchase the Property in accordance with the terms of this Agreement, then Seller’s sole and exclusive remedy for the default will be to terminate this Agreement and to receive and retain the Earnest Money as full liquidated damages for Purchaser’s default. Seller and Purchaser acknowledge that it is impossible to more precisely estimate the damages to be suffered by Seller and that retention of the Earnest Money is not intended to be a penalty. Upon the termination, except as expressly provided in this Agreement to the contrary, all rights and obligations created under this Agreement will terminate and be of no further force or effect. The provisions of this Section 14 will not limit Purchaser’s obligations under any indemnity set forth in this Agreement.

If either Seller or Purchaser enforces the obligations of the other under this Agreement by instituting legal proceedings, then the non-prevailing party in any such proceedings will pay all out-of-pocket expenses actually incurred by the prevailing party, including court costs and reasonable attorneys’ fees.

15. Condemnation; Casualty.

(a) If all or any material portion of the Property, or any material portion of any land on which off-site access, parking, utility service or stormwater detention is located (and which is required for the use and development of the Property) is taken or condemned by any entity with the power of eminent domain prior to the date of the Closing or if Purchaser receives notice of a proposed taking prior to the date of the Closing, then Purchaser will have the option of either (i) terminating this Agreement by giving written notice to Seller, in which event all Earnest Money will be immediately refunded to Purchaser and this Agreement and all rights and obligations created under this Agreement will be of no further force or effect, except as expressly provided to the contrary, or (ii) requiring Seller to convey the remaining portion of the Property to Purchaser pursuant to the terms and provisions of this Agreement and to transfer and assign to Purchaser at the Closing all of Seller’s right, title and interest in and to any award made or to be made for the Property. Seller and Purchaser agree that Purchaser will have the right to participate in all negotiations relating to the Property or to the compensation to be paid for any portion or portions of the Property to be condemned.

(b) If, prior to Closing, the Property is subject to a casualty event, Purchaser shall close this transaction on the date and at the Purchase Price agreed upon in Section 3, and Seller will, at Seller’s option, either: (i) assign to Purchaser the physical damage proceeds of any insurance policies payable to Seller, up to the amount of the Purchase Price and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss, or (ii) raze the improvements and remove all debris and retain any and all casualty insurance proceeds. If necessary the Closing may be extend for a reasonable time to allow Seller to remove the improvements.

16. Brokers. Purchaser and Seller acknowledge that JLL and TAG Realty (collectively, “Seller’s Broker”) and Philip S. Smith & Co. (“Purchaser’s Broker”) (collectively, the “Brokers”) have acted as the only brokers in connection with the sale of the Property. Seller shall pay Seller’s Broker and Purchaser shall pay Purchaser’s Broker in accordance with separate written agreements between the respective parties. Seller will indemnify Purchaser against any claim for any real estate sales commission, finder’s fees, or like compensation in connection with this transaction and arising out of any act or agreement of Seller, other than any claims asserted by the Purchaser’s Broker. Likewise, Purchaser will indemnify Seller against any claim for any real estate sales commission, finder’s fees or like compensation in connection with this transaction and arising out of any act or agreement of Purchaser, other than any claims asserted by the Seller’s Broker. Seller’s indemnity and Purchaser’s indemnity will survive the Closing or any termination of this Agreement.

17. Notices. Notices given pursuant to this Agreement will be effective only if in writing and delivered (i) in person, (ii) by courier, (iii) by reputable overnight courier guaranteeing next business day delivery, (iv) by United States certified mail, return receipt requested or (v) by electronic mail. All notices will be directed to the other party at its address provided below or such other address as either party may designate by notice given in accordance with this Section 17. Notices will be effective (i) in the case of personal delivery, courier delivery or electronic mail, on the date of delivery, (ii) if by overnight courier, one (1) business day after deposit with all delivery charges prepaid, and (iii) in the case of certified mail, the earlier of the date receipt is acknowledged on the return receipt for such notice or five (5) business days after the date of posting by the United States Post Office. The notice addresses for Seller and Purchaser are as follows:

If to Seller:	The Dallas Morning News, Inc.
1954 Commerce Street
Dallas, Texas 75201
Attention: General Counsel
Email: Clarkin@ahbelo.com

With a copy to:	Locke Lord LLP
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Vicky Gunning
Email: vgunning@lockelord.com

If to Purchaser:	508 Young Acquisition LP
8115 Preston Road, Suite 700
Dallas, Texas 75225
Attention: Scott Ozymy
Email: scott.ozymy@kdc.com

With a copy to:	Jackson Walker LLP
2323 Ross Avenue, Suite 600
Dallas, Texas 75201
Attention: George C. Dunlap, Jr.
Email: gcdunlap@jw.com

18. General Provisions. No failure of either party to exercise any right given in this Agreement or to insist upon strict compliance with any obligation in this Agreement, and no custom or practice at variance with the terms of this Agreement, will constitute a waiver of either party’s right to demand exact compliance with this Agreement. The parties may waive any provision of this Agreement only by a writing executed by the party or parties against whom the waiver is sought to be enforced. This Agreement contains the entire agreement of the parties to this Agreement, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied in this Agreement will be of any force or effect. Any amendment to this Agreement will be binding on Seller and Purchaser only if the amendment is in writing and executed by both Seller and Purchaser. The provisions of this Agreement will be for the benefit of and be binding upon Seller and Purchaser and their respective heirs, administrators, executors, personal representatives, successors and assigns. Time is of the essence of this Agreement. This Agreement and all amendments will be governed by and construed under the laws of the state in which the Land is located. This Agreement may be executed in multiple counterparts, each of which will constitute an original, but all of which taken together will constitute one and the same agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, will include all genders, the singular will include the plural and vice versa. The headings inserted at the beginning of each section are for convenience only, and do not add to or subtract from the meaning of the contents of each section. All exhibits attached to this Agreement are incorporated by reference into this Agreement.

19. Day for Performance. Wherever there is a day or time period established for performance and the day or the expiration of such time period is a Saturday, Sunday or holiday, then the time for performance will be automatically extended to the next business day.

20. Survival of Provisions. This Agreement will survive the Closing for nine (9) months as provided herein; provided, Section 30 shall survive for the full period of the statute of limitations with respect to such covenant.

21. Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement is for any reason and to any extent determined to be invalid or unenforceable, then the remainder of this Agreement and the application of the provision to other persons or circumstances will not be affected but rather will be enforced to the greatest extent permitted by law.

22. Effective Date. The “Effective Date” to be inserted on the first page of this Agreement is the date upon which this Agreement has been fully executed by Seller and Purchaser and each of Seller and Purchaser has received a fully executed original counterpart. The last party executing this Agreement will deliver a fully executed original counterpart to the other party by overnight delivery for receipt on the next succeeding business day and will insert the next succeeding business day on the first page of all original counterparts of this Agreement.

23. No Public Disclosure. Except to the extent necessary to comply with the requirements of (a) applicable laws, (b) any listing agreements with, or rules and regulations of, securities exchanges or (c) the rules, regulations or orders of any court or other governmental authority (including Seller’s public company reporting obligations), no party shall make or cause to be made, whether prior to or subsequent to the Closing, any press release or similar public announcement, communication or disclosure concerning the existence or subject matter of this Agreement unless approved in advance by Seller and Purchaser; provided, that with respect to any press release or similar public announcement, communication or disclosure for which advance approval is not required in accordance with the foregoing, to the extent practicable, reasonable notice and a copy of such release, announcement, communication or disclosure will be provided to Seller or Purchaser, as applicable, prior to issuing the same. Notwithstanding the foregoing to the contrary, (a) each party shall be entitled to make disclosures concerning this Agreement and materials provided hereunder or delivered in connection herewith to its (a) officers, directors, lenders, equity investors, attorneys, accountants, brokers, employees, agents and other service professionals as may be reasonably necessary in furtherance of the transactions contemplated hereby or to whom disclosure is required on a “need to know” basis provided that such persons have been advised of the need to keep such information confidential and (b) Seller and its affiliates shall have the right to make public disclosure regarding the existence or subject matter of its Agreement including by Current Report on Form 8-K, by press release and/or by corporate presentation without notice to Purchaser. The provisions of this Section 23 shall survive the Closing or earlier termination of this Agreement.

24. Attorney’s Fees. In the event of any litigation related to this Agreement, whether to enforce its terms, recover for default, or otherwise, if either party receives a judgment, settlement, or award in its favor (the “Receiving Party”) against the other party (the “Paying Party”) in such litigation, the Paying Party will pay upon demand all of the Receiving Party’s costs, charges, and expenses (including but not limited to reasonable attorneys’ fees actually incurred, court costs, and expert witness fees) arising out of such litigation (including the costs of any appeal related thereto).

25. Merger/Prior Agreements. THIS AGREEMENT CONSTITUTES THE FINAL AGREEMENT BETWEEN THE PARTIES. IT IS THE COMPLETE AND EXCLUSIVE EXPRESSION OF THE PARTIES’ AGREEMENT ON THE MATTERS CONTAINED IN THIS AGREEMENT. ALL PRIOR AND CONTEMPORANEOUS NEGOTIATIONS AND AGREEMENTS BETWEEN THE PARTIES ON THE MATTERS CONTAINED IN THIS AGREEMENT ARE EXPRESSLY MERGED INTO AND SUPERSEDED BY THIS AGREEMENT. THE PROVISIONS

OF THIS AGREEMENT MAY NOT BE EXPLAINED, SUPPLEMENTED, OR QUALIFIED THROUGH EVIDENCE OF TRADE USAGE OR A PRIOR COURSE OF DEALINGS. IN ENTERING INTO THIS AGREEMENT, THE PARTIES HAVE NOT RELIED UPON ANY STATEMENT, REPRESENTATION, WARRANTY, OR AGREEMENT OF THE OTHER PARTY, EXCEPT FOR THOSE EXPRESSLY CONTAINED IN THIS AGREEMENT. THERE IS NO CONDITION PRECEDENT TO THE EFFECTIVENESS OF THIS AGREEMENT OTHER THAN THOSE EXPRESSLY STATED IN THIS AGREEMENT.

26. Headings/Captions. The descriptive headings/captions of the sections and subsections of this Agreement are for convenience only, do not constitute a part of this Agreement, and do not affect this Agreement’s construction or interpretation.

27. Third-Party Beneficiaries. This Agreement does not and is not intended to confer any rights or remedies upon any person or legal entity other than the signatories.

28. Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR OTHER LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

29. Assignment. Except for an assignment to an entity controlled by Purchaser (as defined below) with seven days’ prior written notice to Seller, Purchaser may not assign this Agreement without first obtaining Seller’s written consent, in Seller’s sole and absolute discretion. Any assignment in contravention of this provision shall be void. No assignment shall release Purchaser herein named from any obligation or liability under this Agreement. Any assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto. If Purchaser requests Seller’s written consent to any assignment, Purchaser shall (1) notify Seller in writing of the proposed assignment; (2) provide Seller with the name and address of the proposed assignee; (3) provide Seller with a copy of the proposed assignment; and (4) provide Seller with such other documents, materials and information as Seller may request. For purposes of this Section 29 and Section 13(a), “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the ownership, directly or indirectly, of 50% or more of the outstanding securities, partnership, membership or other equity interests of any entity.

30. Subsequent Property Resale. If the Purchaser (or any affiliate or subsidiary or any director, officer, partner, member, manager, employee, agent, attorney, proxy, representative, successor or assign of the Purchaser or any thereof) (collectively, “Purchaser Party”) shall enter into an Amazon Agreement (defined below) with Amazon (or any affiliate or subsidiary or any director, officer, partner, member, manager, employee, agent, attorney, proxy, representative, successor or assign of Amazon or any thereof) (collectively “Amazon”) then following the closing of a transaction per an Amazon Agreement with Amazon the Purchaser shall pay to Seller, and Seller shall be entitled to receive, an amount in cash equal to the Resale Consideration (defined below). As used in this Agreement, “Amazon Agreement” means solely a written purchase and sale agreement between Purchaser or Purchaser Party and Amazon relating to Amazon’s acquisition of the Property (excluding the Personal Property, if applicable) purchased pursuant to this Agreement. Purchaser’s obligations under this Section 30 will survive Closing or the termination of this Agreement for the period of the statute of limitations.

As used in this Agreement, “Resale Consideration” shall mean (a) with respect to an Amazon

Agreement executed on or prior to the Closing Date, fifty percent (50%) of the Land Profit (as defined below) and (b) with respect to an Amazon Agreement executed within the period commencing after the Closing Date and terminating on the one-year anniversary of the Closing Date, thirty-three percent (33%) of the Land Profit. As used in this Agreement, “Land Profit” means any profit received by the Purchaser or any Purchaser Party in cash that is in excess of the Purchase Price after deducting the Purchaser’s or Purchaser Party’s capitalized costs for acquisition (including broker commissions), entitlement, legal, other consultants and pre-development related to the Property.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

Purchaser has executed this Agreement under seal as of October 29, 2018.

“PURCHASER”

508 YOUNG ACQUISITION LP, a Texas limited partnership

By:	/s/ M. Scott Ozymy
Name:	M. Scott Ozymy
Title:	Vice President

Federal Tax Identification Number of Purchaser:

IN ACCEPTANCE OF THIS AGREEMENT, Seller has executed this Agreement under seal as of October 29, 2018.

“SELLER”

THE DALLAS MORNING NEWS, INC., a Delaware corporation

By:	/s/ Katy Murray
Name:	Katy Murray
Title:	Treasurer / Asset. Secretary

Federal Tax Identification Number of Seller:
26-0358790

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